EXECUTIVE SEVERANCE AND CHANGE IN CONTROL AGREEMENT

This Executive Severance and Change in Control Agreement (this “Agreement”) is made and entered into as of May 1, 2026 (the “Effective Date”) by and between Luxfer Holdings PLC, a public limited company incorporated in England and Wales (the “Company” or “Luxfer”), and Andrew Butcher (the “Executive”). The Company and the Executive may individually be referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

A.

The Executive serves as a key employee of the Company, and the Executive’s service and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal business units, divisions, departments, or functions;

B.

The Company’s Board of Directors (the “Board”) believes it is in the best interests of the Company and its shareholders to provide the Executive with certain protections in the event of the Executive’s termination of employment under certain circumstances or a Change in Control of the Company;

C.

It is understood that if the Executive has an existing employment agreement with the Company, then this Agreement is intended to provide certain protections to the Executive that are not afforded by such employment agreement and/or supersede such provisions of the employment agreement that relate to the subject matter hereof; however, this Agreement is not intended to provide benefits that are duplicative of the Executive’s current benefits; and

D.

Upon the Effective Date, except to the extent otherwise provided in Section 21, this Agreement will supersede the provisions of all previous agreements, if any, between the Company and/or its affiliates and the Executive that provide compensation and benefits to the Executive upon the occurrence of a Change in Control and certain termination events specified herein. Specifically, except to the extent otherwise provided in Section 21, this Agreement supersedes in its entirety the Termination and Change in Control Letter Agreement between the Executive and Luxfer Holdings PLC, dated May 6, 2022 (the “2022 Letter”), and further supersedes and replaces Sections 12 and Subsections 13.1 to 13.4 and 13.8 to 13.9 of the Contract of Employment between the Executive and Luxfer, Inc., dated December 9, 2013 (together with the 2022 Letter, the “Existing Arrangements”).

E.

Capitalized terms not defined herein shall have the meanings set forth in Schedule A – Definitions or Schedule B – Section 409A and Section 280G Matters, which are attached hereto and incorporated herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties agree as follows:

1.    At-Will Employment. Unless the Executive is subject to a separate employment agreement, including, without limitation, an employment agreement established in accordance with UK statutory law, the Executive is an at-will employee whose employment may be terminated by the Executive or the Company at any time and for any reason, subject to the notice provisions set forth in Section 3 of this Agreement. To the extent the Executive is an at-will employee, nothing in this Agreement alters, nor shall be construed to alter, the at-will nature of the Executive’s employment.

2.    Term. The initial term of this Agreement will commence on the Effective Date and continue in effect through December 31, 2026. On January 1, 2027 and each January 1st thereafter, this Agreement will automatically renew for one (1) additional year (the initial term and all renewal terms are collectively referred to herein as the “Term”). If a Change in Control or Separation from Service occurs during the Term, this Agreement will terminate two (2) years following the event that constitutes a Change in Control or the Executive’s Separation from Service, whichever occurs later.

3.	Notice.

3.1    Notice Period. If during the Term, the Executive intends to resign from employment with the Company without Good Reason (including in a retirement), the Executive agrees to notify the Company of such intention at least twelve (12) months in advance of the intended Termination Date (the “Notice Period”), in accordance with Section 3.2. If, during the Term, the Company decides to terminate the Executive’s employment with the Company, the Company agrees to notify the Executive of such decision in accordance with Section 3.2.

3.2    Notice of Termination. Any Separation from Service due to termination of the Executive’s employment by either the Company or the Executive shall be communicated by a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” means a written notice delivered in accordance with Section 13 of this Agreement, which (i) in the case of a Notice of Termination from the Company, indicates whether the termination is for Cause or without Cause, or, in the case of a Notice of Termination from the Executive, indicates whether the resignation is with Good Reason or without Good Reason or a retirement; (ii) refers to the specific provision in this Agreement relied upon; and (iii) specifies the Termination Date. The failure of a Party to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason will not waive any right or preclude a Party from asserting such fact or circumstance in enforcing rights under this Agreement.

3.3    Payment in Lieu of Notice. Except in the event of termination by the Company for Cause (as detailed in Section 6.1) or upon a Change in Control Termination (as detailed in Section 4) or Qualifying Termination (as detailed in Section 5), should the Executive or the Company provide a Notice of Termination, the Company reserves the right – in lieu of notice and without giving any reason – to: (a) make a payment to the Executive equal to the Executive’s Fixed Compensation for the Notice Period or outstanding balance thereof; (b) make a payment equal to the Annual Bonus for the fiscal year in which the Separation from Service occurs, as determined in accordance with Section 3.4(a); (c) a payment to the Executive equal to the Annual Bonus, which will be at the target level for the Notice Period; (d) immediately vest any Equity Awards that would have vested during the Notice Period or balance thereof in accordance with Section 3.4(b); and (e) solely in the case of a Notice of Termination relating to the Executive’s resignation without Good Reason, or retirement, immediately vest any Equity Awards that were due to vest during the twelve (12) month period immediately following the end of the Notice Period, in which case the Executive’s employment will end on the date in which the Company makes such payment and vests said Equity Awards, without any further liability on the part of the Company under this Agreement. At any time during the balance of the Notice Period, the Company may exercise its rights under this Section 3.3 for all or any part of the outstanding Notice Period.

3.4    Compensation and Benefits during Notice Period and upon Separation from Service. Except in the event of termination by the Company for Cause (as detailed in Section 6.1) or upon a Change in Control Termination (as detailed in Section 4) or Qualifying Termination (as detailed in Section 5), the Company shall continue to pay and provide, and the Executive shall continue to receive, the Executive’s compensation and benefits then in effect through the end of the Notice Period, subject to the Company’s right of payment in lieu of notice as detailed in Section 3.3. The following terms and conditions shall apply with respect to the payment of the Annual Bonus and vesting of any Equity Awards during the Notice Period and on the Termination Date (excluding in the event of termination for Cause or upon a Change in Control Termination or a Qualifying Termination):

(a)    The Executive shall continue to be eligible for participation in the Luxfer Executive Incentive Compensation Plan, and earn an Annual Bonus, during the Notice Period. If, as of the Termination Date, the actual Annual Bonus earned has not been determined because the relevant performance period remains ongoing, the Executive’s Annual Bonus for the fiscal year in which the Separation from Service occurs shall be paid at Target level and pro-rated to reflect actual dates of service, including the Notice Period, during said fiscal year;

(b)    Any unvested Equity Awards will continue to vest during the Notice Period, in accordance with the applicable vesting schedule; and

(c)     Solely in the case of a resignation without Good Reason or a retirement, to the extent such vesting has not been provided under Section 3.3, any Equity Awards that were due to vest during the twelve (12) month period immediately following the end of the Notice Period shall be immediately vested as of the Termination Date.

3.5    Responsibilities during Notice Period. At any time after Notice is given under the terms of this Section 3 by the Company or the Executive, the Company may require the Executive to (a) transfer, without payment, to the Company (or to whom the Company may direct) any nominee shareholdings provided to the Executive by any Affiliate, (b) transfer, without payment, to the Company (or as the Company may direct) any nominee shareholdings provided to the Executive by or held by the Executive in or on behalf of any Affiliate, (c) resign immediately, without additional compensation, from an office that the Executive holds in or on behalf of the Company or any Affiliate or Subsidiary, (d) return to the Company on request any documents, files, computers, computer disks, tapes, flash drives and other tangible items in the Executive’s possession or under the Executive’s control which belong to the Company or any Affiliate or contain or refer to any Company confidential information or trade secrets, and (e) delete all Company confidential information and trade secrets from any computer, computer disks, tapes, flash drives or other re-usable material in the Executive’s possession or under the Executive’s control and destroy all other documents and tangible items in the Executive’s possession or under the Executive’s control which contain or refer to any Company confidential information or trade secrets. If the Executive fails to comply with any of these within seven days of being required, then the Company is hereby irrevocably authorized to appoint some person in the Executive’s name and on the Executive’s behalf to sign any document or do anything necessary or requisite to effect such resignations, transfers and/or other actions without prejudice to any claims which the Executive may have against the Company arising out of this Agreement.

3.6         Reasonable Assistance. At any time after Notice is given under the terms of this Section 3 by the Company or the Executive, the Executive shall, without any additional compensation except reimbursement for out-of-pocket expenses consistent with Company policy, provide the Company and any Affiliate with reasonable assistance regarding matters of which the Executive has knowledge and/ or experience in any proceedings or possible proceedings in which the Company and/or an Affiliate is or may be a party.

4.	Change in Control Termination.

4.1    Conditions Precedent. The provisions of Section 4.2 apply only if (i) the Executive experiences a Change in Control Termination; (ii) the Executive is not offered an Equivalent Position with a Successor, as further described in Section 4.4; and (iii) the Executive and/or their authorized personal representative timely executes and does not revoke a Release, as described in Section 8, to the extent a Release is not waived by the Company in writing.

4.2    CIC Severance. In the event the Executive experiences a Change in Control Termination, and subject to the conditions set forth in Section 4.1, the Company, shall pay the Executive the amounts, and provide the Executive the benefits, set forth in this Section 4.2 (collectively referred to as the “CIC Severance”).

(a)    Cash Payment. In lieu of (x) any further Fixed Compensation and Annual Bonus for periods subsequent to the Termination Date; and (y) any severance benefit otherwise payable to the Executive under an employment or other agreement, if any, the Company will pay to the Executive a cash severance payment comprised of:

(i)    the Executive’s Base Salary for a period of twenty-four (24) months; plus

(ii)    the Executive’s Annual Bonus earned for the fiscal year during which the Separation from Service occurs. If, as of the Termination Date, the actual Annual Bonus earned has not been determined because the relevant performance period remains ongoing, the Annual Bonus for the fiscal year during which the Separation from Service occurs shall be paid at Target level (for the avoidance of doubt, with no pro-ration applied); plus

(iii)    payment in lieu of any accrued but unused vacation entitlement as of the Termination Date.

The cash payment set forth in this Section 4.2(a) shall be paid by the Company as soon as practicable, but in no event more than ninety (90) days, following the Termination Date.

(b)    Equity Awards. All outstanding Equity Awards awarded to the Executive shall vest, effective as of the Termination Date, in accordance with the “change in control” rules of the Company’s Long-Term Umbrella Incentive Plan, as amended and restated on June 8, 2022 and as amended on March 5, 2025, and which may be further amended or replaced in the Company’s discretion from time to time (the “LTIP”).

(c)    Health and Welfare Benefits. The Company shall allow the Executive and the Executive’s spouse and eligible dependents, if applicable, to participate, at the Executive’s expense, in the Company’s employee benefit plans providing health, prescription drug, dental, vision, disability, and life insurance in which the Executive or the Executive’s spouse or eligible dependents were participating immediately prior to the Termination Date, until the earlier of (i) the Executive’s eligibility under another employer’s plan or (ii) eighteen (18) months following the Termination Date (or, if shorter and to the extent applicable, the Executive’s eligibility to participate in such coverages pursuant to COBRA). The Company shall reimburse the Executive for the monthly cost of such coverage on the same basis as is applicable to active employees covered thereunder, provided that, if participation in any one or more of such plans is not possible under the terms thereof, the Company shall provide substantially identical benefits or payment in lieu thereof. Each such reimbursement shall be made within ten (10) days after the end of the month for which such reimbursement is made, provided that the first reimbursement payment shall be made on the sixty-first (61st) day after the Executive’s Separation from Service and shall include all reimbursement amounts that would have been paid prior to such first payment date but for this proviso. To the extent applicable, the Change in Control Termination shall be considered a “qualifying event” as such term is defined in Title I, Part 6 of the Employee Retirement Income Security Act of 1974 (“COBRA”), and any continued coverage by the Executive or the Executive’s spouse or eligible dependents under Luxfer’s group health and welfare plans after the Executive’s Separation from Service shall be considered COBRA coverage. The Company will, at the Executive’s request, transfer any life insurance policy regarding the Executive that has no cash surrender value to the Executive, to the extent permitted by the policy and applicable law.

4.3    Certain Pre-Change in Control Terminations. Notwithstanding any provision in this Agreement to the contrary, if a Change in Control occurs and if the Executive’s employment with the Company has been terminated by the Company for reasons other than Cause, Disability, or death, or by the Executive with Good Reason, in either case within six (6) months prior to the date on which the Change in Control occurs, then the Executive shall be entitled to the CIC Severance. Any CIC Severance to be paid to the Executive will be reduced by and offset dollar-for-dollar by any severance benefits payable to the Executive under any other provision of this Agreement, or any employment or other agreement, in connection with the termination.

4.4    Equivalent Position with Successor. For the avoidance of doubt, the Executive shall not be eligible to receive the CIC Severance Payment in the event that the Executive (a) receives an offer of employment with any company, organization, or person concerned with such Change in Control (each, a “Successor”); (b) the offer is for employment of a similar nature and status and on terms generally no less favorable than those of the Executive’s employment with the Company immediately prior to the Termination Date; and (c) the Executive declines said offer without Good Reason. The Executive shall not receive a duplication of payments or benefits under any provision of this Agreement.

5.	Qualifying Termination.

5.1    Conditions Precedent. The provisions of Section 5.2 apply only if (i) the Executive experiences a Qualifying Termination and the provisions of Section 4 do not apply; and (ii) the Executive and/or their authorized personal representative timely executes and does not revoke a Release, as described in Section 8, to the extent a Release is not waived by the Company.

5.2    Qualifying Termination Severance. In the event the Executive experiences a Qualifying Termination, and subject to the conditions set forth in Section 5.1, the Company shall pay the Executive the amounts, and provide the Executive the benefits, set forth in this Section 5.2.

(a)    Cash Payment. In lieu of (x) any further Fixed Compensation and Annual Bonus for periods subsequent to the Termination Date; and (y) any severance benefit otherwise payable to the Executive under an employment or other agreement, if any, the Company will pay to the Executive a cash severance payment comprised of:

(i)    the Executive’s Base Salary for a period of twelve (12) months; plus

(ii)    the Executive’s Annual Bonus earned for the fiscal year during which the Separation from Service occurs. If, as of the Termination Date, the actual Annual Bonus earned has not been determined because the relevant performance period remains ongoing, the Annual Bonus for the fiscal year during which the Separation from Service occurs shall be paid at Target level and pro-rated to reflect actual dates of service, including the Notice Period otherwise applicable to the Executive, during said fiscal year; plus

(iii)    payment in lieu of any accrued but unused vacation entitlement as of the Termination Date; plus

(iv)    solely in the case of an involuntary termination of the Executive’s employment by the Company without Cause, an amount equal to the Executive’s Annual Bonus at the Target level.

The cash severance payment set forth in this Section 5.2(a) shall be paid by the Company as soon as practicable, but in no event more than ninety (90) days, following the Termination Date.

(b)    Equity Awards. In the case of a resignation by the Executive with Good Reason, time-based Equity Awards awarded to the Executive that are scheduled to vest in the twelve (12) month period following the Termination Date shall vest, effective as of the Termination Date and performance-based Equity Awards awarded to the Executive shall vest in accordance with the “termination of employment” rules applicable to performance-based awards set forth in the LTIP. In the case of an involuntary termination of the Executive’s employment by the Company without Cause, time-based Equity Awards shall vest in full, effective as of the Termination Date, and performance-based Equity Awards awarded to the Executive that are scheduled to vest in the twelve (12) month period following the Termination Date shall vest, effective as of the Termination Date.

(c)    Health and Welfare Benefits. The Company shall allow the Executive and the Executive’s spouse and eligible dependents, if applicable, to participate, at the Executive’s expense, in the Company’s employee benefit plans providing health, prescription drug, dental, vision, disability, and life insurance in which the Executive or the Executive’s spouse or eligible dependents were participating immediately prior to the Termination Date, until the earlier of (i) the Executive’s eligibility under another employer’s plan or (ii) twelve (12) months following the Termination Date (or, if shorter and to the extent applicable, the Executive’s eligibility to participate in such coverages pursuant to COBRA). The Company shall reimburse the Executive for the monthly cost of such coverage on the same basis as is applicable to active employees covered thereunder, provided that, if participation in any one or more of such plans is not possible under the terms thereof, the Company shall provide substantially identical benefits or payment in lieu thereof. Each such reimbursement shall be made within ten (10) days after the end of the month for which such reimbursement is made, provided that the first reimbursement payment shall be made on the sixty-first (61st) day after the Executive’s Separation from Service and shall include all reimbursement amounts that would have been paid prior to such first payment date but for this proviso. To the extent applicable, the Qualifying Termination shall be considered a “qualifying event” as such term is defined under COBRA and any continued coverage by the Executive or the Executive’s spouse or eligible dependents under Luxfer’s group health and welfare plans after the Executive’s Separation from Service shall be considered COBRA coverage. The Company will, at the Executive’s request, transfer any life insurance policy regarding the Executive that has no cash surrender value to the Executive, to the extent permitted by the policy and applicable law.

6.	Termination for Cause, Death, or Disability.

6.1         Cause. If the Company terminates the employment of the Executive for Cause, the Company shall pay or provide the Executive their (a) Fixed Compensation through the Termination Date; and (b) continuing health and welfare benefits through the Termination Date or other period following a Separation from Service, as specified by the applicable plan. The Fixed Compensation shall be payable on the next regular pay date following the Termination Date or earlier if required by applicable law. In accordance with the rules of the LTIP, all Equity Awards shall immediately be forfeited by the Executive and lapse as of the Termination Date. Except for the benefits stated in this Section 6.1, the Executive’s participation in all benefit plans, programs, and arrangements of the Company shall cease as of the Termination Date and otherwise be governed by the terms of such plans, programs, or arrangements, if any, governing such benefits.

6.2         Death. In the event of the Executive’s death during the Term, the Company will pay to the Executive’s estate the Executive’s Fixed Compensation, together with all compensation and benefits payable to the Executive under the terms of the Company’s plans, programs, or arrangements in effect immediately prior to the date of the Executive’s death, through the date of the Executive’s death. Any compensation and/or benefits payable to the Executive’s estate following the Executive’s death shall be governed by the terms of the plans, programs, or arrangements in effect as of the date of death.

6.3         Disability. During the Term and during any period that the Executive fails to perform the Executive’s duties for the Company due to physical or mental illness, the Company will pay the Executive’s Fixed Compensation, together with all compensation and benefits payable to the Executive under the terms of the Company’s plans, programs, or arrangements as in effect during that period, until the Executive’s employment is terminated by the Company due to Disability. Any compensation and/or benefits payable to the Executive following the Termination Date shall be governed by the terms of the plans, programs, or arrangements in effect as of the Termination Date which relate to Disability.

7.    Compensation Through Termination Date. Irrespective of the severance payments and benefits described in Sections 4-6, the Company shall pay or provide the Executive all Fixed Compensation and benefits earned but unpaid through the Termination Date or other period following a Separation from Service, as specified by the applicable plan, program, or arrangement. To the extent not already paid, the Company shall also pay the Executive an amount equal to the Executive’s Annual Bonus earned for the fiscal year immediately preceding the fiscal year in which the Separation from Service occurs. The Company shall pay the foregoing amounts to the Executive on the next regular pay date following the Termination Date or earlier if required by applicable law.

8.    Release. This Section 8 shall apply to any termination of the Executive’s employment described in this Agreement, other than termination by the Company for Cause or resignation by the Executive without Good Reason (to the extent the Company has not exercised its right to payment in lieu of notice as described in Section 3.3).

8.1         Presentation of Release. To the extent this Section 8 applies, the Company may present to the Executive (or in the case of the Executive’s death or legal incapacity, the Executive’s authorized personal representative), not later than seven (7) days after the Termination Date, a release, in a form reasonably acceptable to and provided by the Company (a “Release”), of all current and future claims, known or unknown, arising on or before the date on which the Release is to be executed, that the Executive or the Executive’s successors or assigns may have against the Company, its Affiliates, and/or its Subsidiaries, and their directors, officers, employees, agents, successors, and assigns, together with a cover letter in which the Company advises the Executive that the Release is being presented in accordance with this Section 8.1 and that failure by the Executive to execute and return the Release as contemplated by Section 8.3 would relieve the Company of the obligation to make payments otherwise due to the Executive under any one or more portions of Sections 3.3 and 4-6 of this Agreement, as the case may be. For purposes of this Section 8, the term “Executive” shall include the Executive’s authorized personal representative to the extent applicable.

8.2         Effect of Failure by the Company to Present Release. If the Company fails to present a Release and cover letter to the Executive as contemplated by Section 8.1, the Company will be deemed to have waived the requirement that the Executive execute a Release as a condition to receiving payments under any portion of Sections 3.3 and 4-6 of this Agreement.

8.3         Execution and Return of Release. If the Company presents a Release in accordance with Section 8.1, the Executive will have sixty (60) days after the Termination Date (i.e. fifty-three (53) days after presentation of the Release by the Company) to deliver an executed copy of the Release to the Company and thereby satisfy the condition precedent to receive payments under any portion of Sections 3.3 and 4-6, as the case may be, provided the Executive does not revoke the Release during any applicable revocation period.

8.4         Effect of Failure to Execute Release or Revocation of Release. If the Executive fails to deliver an executed copy of the Release to the Company within sixty (60) days of the Termination Date or revokes an executed Release within seven (7) days of execution, the Executive will be deemed to have waived the right to receive all payments under Sections 3.3 and 4-6, as the case may be, that were conditioned on the Release.

9.	Confidentiality and Restrictive Covenants.

9.1         Confidentiality. The Executive shall hold, in a fiduciary capacity for the benefit of the Company, all secret or confidential information, knowledge, trade secrets or data relating to the Company or any of its Affiliates or Subsidiaries, and their respective businesses, obtained by the Executive during the Executive’s employment by the Company or any of its Affiliates and which has not become public knowledge (other than by acts of the Executive or representatives of the Executive in violation of this Agreement). After the Termination Date, the Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or legal process, communicate or divulge any such information, knowledge, or data to anyone other than the Company and those designated by it. Additionally, within fourteen (14) days of the termination of the Executive’s employment for any reason, the Executive shall return to the Company or destroy, as directed by the Company, all documents and other tangible items of or containing Company information which are in the Executive’s possession, custody, or control.

9.2         Enforceability and Reasonableness. The covenants and agreements set forth in this Section 9 are intended to be enforced to the maximum extent allowed under applicable law. Each of the covenants in this Section 9 is intended to be separate and severable. If any covenant is held to be invalid but would be valid if reduced in scope or duration or otherwise revised, a valid, legal and enforceable term or provision (or part thereof) that corresponds as closely as possible to the commercial intention of the Parties shall apply. The Executive has considered the nature and extent of the covenants and restrictions upon the Executive and the rights and remedies conferred upon the Company under this Section 9 and hereby acknowledges and agrees that the same are reasonable in duration, scope, and territory; are designed to eliminate competition that otherwise would be unfair to the Company; would not prevent the Executive from earning a livelihood; are supported by adequate consideration, being the compensation and benefits set forth in this Agreement; are fully required to protect the legitimate interests of the Company (including, without limitation, relationships with customers, goodwill, the protection of trade secrets and confidential information, protection from unfair competition, and other protectable interests); and do not confer a benefit upon the Company disproportionate to the detriment to the Executive.

9.3         Remedies. The Executive acknowledges that a breach or threatened breach of any of the terms set forth in this Section 9 may result in irreparable and continuing harm to the Company for which there is no adequate remedy at law. In such event, the Company shall be entitled to seek injunctive and other equitable relief, in addition to any other remedies available to the Company.

10.    Full Settlement. Subject to the offset provided for in Section 4.3, the Company’s obligation to make the payments provided for in this Agreement and otherwise perform its obligations under this Agreement will not be affected by any set-off, counterclaim, recoupment, defense, mitigation, or other claim, right or action which the Company may have against the Executive or others. For the avoidance of doubt, in no event will an asserted violation of the provisions of Section 9 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement. The Company agrees to pay promptly as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (unless the Executive’s claim is found by a court of competent jurisdiction to have been frivolous) by the Company, the Executive, or others of the validity or enforceability of, or liability under, any provision of this Agreement (other than Section 9 hereof) or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any such payment pursuant to this Agreement), plus, in each case, interest on any delayed payment at the “applicable federal rate” in effect under Section 1274(d) of the Code, provided that any reimbursement payment by the Company pursuant to this sentence will be made on or before the last day of the calendar year immediately following the calendar year the fee or expense was incurred.

11.    Non-Exclusivity of Rights. Except with respect to duplication of payments hereunder, nothing in this Agreement will prevent or limit the Executive’s continuing or future participation in any plan, program, policy, or practice provided by the Company or any of its Affiliates and/or Subsidiaries and for which Executive may qualify, nor will anything in this Agreement limit or otherwise affect any rights the Executive may have under any contract or agreement with the Company or any of its Affiliates and/or Subsidiaries, unless expressly superseded by this Agreement. Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice, or program of or any contract or agreement with the Company or any of its Affiliates and/or Subsidiaries at or subsequent to the Termination Date will be payable in accordance with such plan, policy, practice, or program or contract or agreement, except as such plan, policy, practice, or program or contract or agreement is expressly superseded by this Agreement.

12.    Employment with an Affiliate. If the Executive is employed by Luxfer and an Affiliate, or solely by an Affiliate, on the Termination Date, then (a) employment or termination of employment as used in this Agreement shall mean the Executive’s employment or termination of employment with Luxfer or with such Affiliate, as applicable, and related references to Luxfer or the Company shall also include the Affiliate, as applicable; and (b) the obligations of the Company hereunder shall be satisfied by the Company and/or such Affiliate as the Company, in its discretion, shall determine, provided that the Company shall remain liable for such obligations to the extent not satisfied by such Affiliate.

13.    Notices. Notices and all other communications provided for in this Agreement will be in writing and will be deemed given when hand delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the address inserted below the Executive’s signature on the final page of this Agreement if to the Executive, and, if to the Company, to the address set forth below, or to such other address as either Party may have furnished to the other in writing in accordance with this Section 13, except that notice of change of address will be effective only upon actual receipt:

To the Company:

Luxfer Holdings PLC

Attention: Janelle Ramos, General Counsel

3016 Kansas Ave, Riverside, CA 92507 USA

Janelle.ramos@luxfer.com

14.    Tax Withholding. The Company may withhold or cause to be withheld from any amounts payable under this Agreement all federal, state, city, or other taxes or other charges, including, without limitation, national insurance charges, as legally required to be withheld.

15.    Recoupment. All awards, amounts, or benefits received or outstanding under this Agreement shall be subject to clawback, cancellation, recoupment, rescission, payback, reduction, or other similar action in accordance with any Company clawback or similar policy or any applicable law related to such actions. The Executive shall be deemed to have acknowledged and consented to the Company’s application, implementation, and enforcement of any applicable Company clawback or similar policy that may apply to the Executive, whether adopted before or after the Effective Date, and any applicable law relating to clawback, cancellation, recoupment, rescission, payback, or reduction of compensation, and the Company may take any actions that may be necessary to effectuate any such policy or applicable law, without further consideration or action.

16.	Assignment; Successors.

16.1         Executive Assignment. This Agreement is personal to the Executive and, without the prior written consent of the Company, is not assignable by the Executive other than by will or the laws of descent and distribution. This Agreement will inure to the benefit of and be enforceable by Executive’s heirs, executors, and other legal representatives. No interest of the Executive, the Executive’s spouse, or any other beneficiary under this Agreement, or any right to receive any payment or distribution hereunder, shall be subject in any manner to sale, transfer, assignment, pledge, attachment, garnishment, or other alienation or encumbrance of any kind, nor may such interest or right to receive a payment or distribution be taken, voluntarily or involuntarily, for the satisfaction of the obligations or debts of, or other claims against, the Executive, the Executive’s spouse, or any other beneficiary, by operation of law or otherwise, other than pursuant to the terms of a qualified domestic relations order to which the Executive is a party.

16.2         Company Assignment. The Company will require any Successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Any reference in this Agreement to the Company shall be deemed a reference to any Successor (whether direct or indirect, by purchase of stock or assets, merger or consolidation, or otherwise) to all or substantially all of the business and/or assets of Luxfer, provided that the Executive’s employment by a Successor in accordance with Section 4.4 shall not be deemed a termination of Executive’s employment with Luxfer for purposes of this Agreement.

16.3         Successors. This Agreement will be binding on, inure to the benefit of, and be enforceable by the Parties’ respective heirs, executors, legal representatives, and successors.

17.    Waiver; Modification. No provisions of this Agreement may be waived, modified, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Parties. No waiver by either Party at any time of any breach by the other Party of, or compliance with, any condition or provision of this Agreement to be performed by the other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or at any prior or subsequent time.

18.    Headings; Interpretation. The headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of any provision of this Agreement. All references to laws, rules, or regulations, such as sections of the Exchange Act or the Code, will be deemed also to refer to any successor provisions to such laws, rules, or regulations.

19.    Severability; Validity. If any provision of this Agreement is held invalid, illegal, or unenforceable by a court of competent jurisdiction, such holding shall not affect any other provision of this Agreement, which shall remain in full force and effect. Upon determination that any term or provision or part thereof is invalid, illegal, or unenforceable, such valid, legal, and enforceable term or provision (or part thereof) that corresponds as closely as possible to the commercial intention of the Parties shall apply.

20.    Governing Law; Venue. This Agreement, its interpretation, its enforcement, and any obligations arising out of or in connection with it shall be governed and construed in accordance with the laws of the State and/or jurisdiction in which the Executive is employed, without reference to conflict of laws principles, and the Parties consent to the exclusive jurisdiction of the courts of said State and/or jurisdiction for any dispute or action arising out of or relating to this Agreement.

21.    Entire Agreement; Counterparts. This Agreement contains the entire Agreement between the Company and the Executive and supersedes any and all previous agreements, written or oral, between the Parties relating to severance compensation and benefits, including any previous employment agreement between the Executive and the Company; provided that, notwithstanding anything to the contrary herein, because the intent of the Parties in entering this Agreement is to preserve the payments and other benefits contemplated by the Existing Arrangements in connection with a resignation or other termination of employment (“Separation Benefits”), to the extent this Agreement would provide Separation Benefits in any circumstances that are more or less favorable to the Executive than those provided under the Existing Arrangements in the same circumstances, the Separation Benefits provided by this Agreement shall be conformed to those contemplated by the Existing Arrangements so that the Executive shall receive only Separation Benefits consistent with those contemplated by the Existing Arrangements. This Agreement may be executed in counterparts, each of which shall be deemed an original.

22.    Mutual Drafting/Independent Advice; Review by Counsel. The Executive represents and warrants that this Agreement is the result of full and otherwise fair and good faith bargaining over its terms following a full and otherwise fair opportunity to have legal counsel for the Executive review this Agreement, propose modifications and changes, and to verify that the terms and provisions of this Agreement are reasonable and enforceable. The Executive acknowledges that he has read and understands the foregoing provisions and that such provisions are reasonable and enforceable. This Agreement shall not be interpreted as against one party as the drafter.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

COMPANY LUXFER HOLDINGS PLC By: Name: Patrick Mullen Title: Chair of the Board	EXECUTIVE ANDREW BUTCHER Executive’s Address:

SCHEDULE A

DEFINITIONS

(a)

“Affiliate” means any entity, wherever organized or located, directly or indirectly controlling, controlled by, or under common control with the Company. For purposes of this definition, “control” means: (i) the direct or indirect ownership of 50% or more of the outstanding voting securities or interests of an entity; (ii) the right to 50% or more of the profits or earnings of an entity; or (iii) the right to control the policy decisions of an entity.

(b)

“Annual Bonus” means the annual cash incentive payable pursuant to the Company’s Executive Incentive Plan or such other plan that provides for the payment of cash incentive bonuses as may be, from time to time, authorized and/or implemented by the Board or a committee thereof.

(c)

“Base Salary” means the amount the Executive is entitled to receive as base salary, at the annualized rate in effect on the Termination Date (except in circumstances of resignation with Good Reason due to material reduction in the Executive’s base salary, in which case it shall be the base salary in effect prior to such reduction), including any amounts deferred pursuant to any contributions to the Company’s 401(k) Savings Plan and excluding all annual cash incentives (or equivalent performance-based incentive awards for annual performance), Equity Awards, overtime, long-term incentive awards, health and welfare benefit premium reimbursements, perquisites, and other incentive compensation payable by the Company as consideration for the Executive’s services.

(d)

“Cause” means (i) if the Executive is party to an employment agreement with the Company and such agreement provides for a definition of Cause or the grounds for summary dismissal, the definition of Cause contained therein or such grounds for summary dismissal, as applicable, but only to the extent such definition is not superseded by this Agreement, or (ii) if no such agreement exists or if such agreement does not define Cause and does not provide for the grounds for summary dismissal, such conduct of the Executive that constitutes grounds for summary dismissal, as determined by the Board in its sole discretion. For the avoidance of doubt, grounds for summary dismissal will include, without limitation, (A) gross misconduct, gross incompetence, or any other material breach of obligations to the Company; (B) any state or federal criminal conviction, including, but not limited to, entry of a plea of nolo contendere or deferred adjudication upon a felony or misdemeanor (subject to the Board’s discretion if, in its opinion, the conviction does not affect the Executive’s performance of duties or otherwise adversely affect the Company’s business or reputation); (C) disqualification from being a director of any company by reason of an order made by any competent court other than by reason of Disability; (D) engaging in any conduct which brings the Company into disrepute; (E) any violation by the Executive of the Company’s written policies as they may exist or be created or modified and made available to the Executive from time to time, including, as examples and not as a limitation, those policies on ethics, anticorruption, insider trading, and discrimination and harassment; (F) the commission by the Executive of any material act of misconduct or dishonesty related to the Executive’s employment; and (G) any intentional or grossly negligent act or omission by the Executive which breaches any covenant, agreement, condition, or obligation contained in any agreement with the Company.

(e)	“Change in Control” will be deemed to have occurred upon the occurrence of any of the following events:

(i)

the acquisition by any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended from time to time (the “Exchange Act”) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities of the Company where such acquisition causes such Person to own 35% or more of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this subsection (i), the following acquisitions will not be deemed to result in a Change in Control: (A) any acquisition by the Company or a Subsidiary, (B) any acquisition by an employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary, or (C) any acquisition by any Person pursuant to a transaction that complies with clauses (A), (B) and (C) of subsection (iii) below; provided, further, that if at least a majority of the members of the Incumbent Board (as defined in subsection (iii) below) determines in good faith that a Person has acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 35% or more of the Outstanding Company Voting Securities inadvertently, and such Person divests, as promptly as practicable, a sufficient number of shares so that such Person beneficially owns (within the meaning of Rule 13d-3 promulgated under the Exchange Act) less than 35% of the Outstanding Company Voting Securities, then no Change in Control will have occurred as a result of such Person’s acquisition and provided, further, that if any Person’s beneficial ownership reaches or exceeds 35% as a result of a reduction in the number of the Company’s ordinary shares then outstanding due to the repurchase of ordinary shares by the Company, unless and until such time as such Person will purchase or otherwise become the beneficial owner of additional voting securities of the Company representing 1% or more of the Outstanding Company Voting Securities; or

(ii)

individuals who, as of the Commencement Date, constitute the Board (the “Incumbent Board” as modified by this subsection (ii)) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (either by specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(iii)

the consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of assets of another company or other transaction (“Business Combination”) excluding, however, such a Business Combination pursuant to which (A) the individuals and entities who were the beneficial owners of the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 65% of, respectively, the then outstanding voting securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the entity resulting from such Business Combination (including, without limitation, an entity that as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of the outstanding voting securities, (B) no Person (excluding any employee benefit plan (or related trust) of the Company or a Subsidiary, the Company, a Subsidiary, or such entity resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the entity resulting from such Business Combination, and (C) at least a majority of the members of the board of directors of the company resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv)

approval by the Company’s shareholders of a complete liquidation or dissolution of the Company except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of subsection (iii) above.

(f)

“Change in Control Termination” means a Separation from Service due to the Executive’s employment being terminated by the Company for reasons other than Cause, Disability, or death, or terminated by the Executive with Good Reason, either (i) during the six (6) month period ending on the date of the Change in Control, or (ii) upon a Change in Control or within two (2) years following a Change in Control.

(g)	“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury regulations and formal guidance promulgated thereunder, each as may be amended or modified from time to time.

(h)

“Disability” means (i) the definition ascribed to such term under the Executive’s employment agreement, or (ii) in the absence of such an employment agreement definition, any physical or mental illness, injury, or impairment which (A) qualifies the Executive for disability benefits under any long-term disability plan maintained by the Company; (B) qualifies the Executive for workers’ compensation total disability benefits; (C) qualifies the Executive for Social Security disability benefits; (D) prevents the Executive from performing their essential job functions for a period of ninety (90) consecutive calendar days or an aggregate of one hundred twenty (120) calendar days in any consecutive twelve (12) month period; or (E) as otherwise determined by the Board.

(i)

“Equity Award” means an award covering the ordinary shares of the Company, including, but not limited to, Restricted Stock Units, Stock Options, Performance Share Units, and other equity or equity-based awards, granted under any equity inventive plan maintained by the Company, including, without limitation, those awards made pursuant to the Company’s LTIP.

(j)

“Fixed Compensation” means Base Salary, perquisites, benefits, and any other fixed compensation that the Executive is entitled to receive and which is not based on performance or otherwise an incentive (e.g., excluding any performance-based incentive compensation, such as Equity Awards, Annual Bonuses, or equivalent performance-based incentive awards).

(k)

“Good Reason” means, in the absence of the written consent of the Executive, one or more of the following occurrences: (i) a material diminution in the authority, duties, or responsibilities held by the Executive; (ii) a material reduction of the Executive’s Base Salary or incentive opportunity under the Company’s incentive programs, provided, however, that any reduction that is part of a broad-based reduction or reduction that is applicable to all similarly situated executives shall not be deemed “Good Reason” hereunder; (iii) relocation of the Executive’s primary workplace, as assigned to the Executive as of the Effective Date, beyond a fifty (50) mile radius from such workplace; (iv) any Successor to the Company declines to assume all of the Company’s obligations under this Agreement; or (v) any material breach by the Company of this Agreement. For purposes of this Agreement, any event described above shall constitute Good Reason only if: (i) the Executive delivers a Notice of Termination to the Company identifying the Good Reason event within ninety (90) days of the initial existence of such event; (ii) the Company fails to correct or cure such event within thirty (30) days of receipt of said Notice of Termination; and (iii) if uncured, the termination is effective (and the Termination Date shall be) as of the end of such thirty (30) day cure period. If the Company timely corrects or cures the condition giving rise to Good Reason for the Executive’s resignation, the Notice of Termination shall be deemed withdrawn and of no further force and effect. For purposes of Good Reason, the “authority, duties or responsibilities held by the Executive” shall mean the authority, duties, or responsibilities customarily associated with the Executive’s position in a company the size and nature of the Company.

(l)

“Qualifying Termination” means (1) the resignation of the Executive, and the termination of the Executive’s employment, with Good Reason and (2) the involuntary termination of the Executive’s employment by the Company without Cause.

(m)

“Section 409A” means Section 409A of the Code. References in this Agreement to Section 409A are intended to include any proposed, temporary, or final regulations, or any other guidance, promulgated with respect to Section 409A by the U.S. Department of Treasury and Internal Revenue Service.

(n)

“Separation from Service” means the Executive ceasing to perform services for the Company and its Successors, Affiliates, and/or Subsidiaries due to a termination of the Executive’s employment, provided that, if the Executive continues thereafter providing services as an independent contractor for the Company or its Successors, Affiliates, and/or Subsidiaries, then such continuing services must be at a level of less than twenty percent (20%) of the average level of services performed over the immediately preceding thirty-six (36) month period, or as otherwise provided under Section 409A.

(o)

“Subsidiary” means a corporation, company, or other entity (i) more than 50% of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture, limited liability company, unincorporated association, or other similar entity), but more than 50% of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company.

(p)

“Termination Date” means the date on which the Executive experiences a Separation from Service, which is the date specified in the Notice of Termination, or the date of receipt of the Notice of Termination if said notice is delivered by the Company to the Executive and asserts that the termination is for Cause, subject to any applicable cure period.

SCHEDULE B

SECTION 409A AND SECTION 280G MATTERS

Section 409A

(a)

General. To the extent applicable, it is intended that this Agreement shall comply with the requirements of Section 409A, and any payments hereunder are intended to be exempt from, or if not so exempt, to comply with the requirements of Section 409A, and this Agreement shall be interpreted, operated, and administered accordingly, provided the Company shall not be required to assume any increased economic burden in connection therewith. To the extent that any provision of the Agreement is ambiguous, but a reasonable interpretation of the provision would cause any payment or benefit to comply with or be exempt from the requirements of Section 409A, the Executive and the Company intend the term to be interpreted as such to avoid adverse personal tax consequences under Section 409A. Although the Company intends to administer this Agreement in accordance with the requirements of Section 409A, the Company does not represent or warrant that this Agreement will comply with Section 409A or any other provision of federal, state, local, or international law.

(b)

Separation from Service. No severance or other payments or benefits otherwise payable to the Executive upon a termination of employment under the Agreement or otherwise will be payable until Executive has a “separation from service” as defined under Treasury Regulation Section 1.409A-1(h), without regard to any alternative definition thereunder.

(c)

Prohibition on Acceleration of Payments. The time or schedule of any payment or amount scheduled to be paid pursuant to the terms of this Agreement, or pursuant to the terms of any other employment agreement or compensation arrangement entered into between the Executive and the Company or any of its Affiliates and/or Subsidiaries, may not be accelerated hereunder, or under any such other employment agreement or other compensation arrangement, except as permitted under Section 409A. If the period during which the Executive may sign the Release begins in one calendar year and ends in the following calendar year, then no severance payments or benefits that would constitute deferred compensation within the meaning of Section 409A will be paid or provided until the later calendar year.

(d)

Delay Period. The severance payments and benefits under this Agreement are intended to satisfy the exemptions from application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4), 1.409A-1(b)(5), and 1.409A-1(b)(9). In the event that any payment or distribution or portion of any payment or distribution to be made to the Executive pursuant to this Agreement cannot be characterized as a “short-term deferral” for purposes of Section 409A and is not otherwise exempt from the provisions of Section 409A, and the Executive is a “specified employee” within the meaning of Section 409A at the time of the Executive’s Separation from Service, then, solely to the extent necessary to avoid adverse personal tax consequences under Section 409A, any amounts payable under this Agreement on account of a Separation from Service that would constitute deferred compensation within the meaning of Section 409A and that would (but for this provision) be payable within six (6) months following the Termination Date, shall instead be paid on the business day following the date that is six (6) months after the Termination Date or, if earlier, upon the Executive’s death (the “Delay Period”). Upon expiration of the Delay Period, the payments delayed pursuant to this provision shall be paid to the Executive in a lump sum, and any remaining payments due under this Agreement shall be payable in accordance with their original payment schedule. Each payment under the Agreement is a “separate payment” for purposes of Treasury Regulations Section 1.409A-2(b)(2)(i).

Section 280G

(a)

Excise Tax; Potential Reduction of Payments. In the event any payment or benefit received or to be received by the Executive (including, without limitation, any payment or benefit received in connection with a Change in Control or the termination of the Executive’s employment, whether pursuant to the terms of this Agreement or any other plan, program, arrangement or agreement) (a “Transaction Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Company shall cause to be determined, before any amounts of the Transaction Payment are paid to the Executive, which of the following two alternative forms of payment would result in the Executive’s receipt, on an after-tax basis, of the greater amount, notwithstanding that all or some portion of the Transaction Payment may be subject to the Excise Tax: (1) payment in full of the entire amount of the Transaction Payments (a “Full Payment”); or (2) payment of only a portion of the Transaction Payments so that the Executive receives the largest payment possible without the imposition of the Excise Tax (a “Reduced Payment”). For purposes of determining whether to make a Full Payment or a Reduced Payment, the Company shall cause to be taken into account all applicable federal, state, local and foreign income and employment taxes and the Excise Tax (all computed at the highest applicable marginal rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of such state and local taxes). If a Reduced Payment is made, (x) the Executive shall have no rights to any additional payments and/or benefits constituting the forfeited portion of the Full Payment; and (y) reduction in payments and/or benefits will occur in the manner that results in the greatest economic benefit for the Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. Notwithstanding the foregoing, if such reduction would result in any portion of the Transaction Payments being subject to penalties pursuant to Section 409A that would not otherwise be subject to such penalties, then the reduction method shall be modified so as to avoid the imposition of penalties pursuant to Section 409A as follows: (A) Transaction Payments that are contingent on future events shall be reduced (or eliminated) before Transaction Payments that are not contingent on future events; and (B) Transaction Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Transaction Payments that are not deferred compensation within the meaning of Section 409A. In the event that acceleration of vesting of any Equity Awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the grant date of the Executive’s Equity Awards. In no event will the Company or any shareholder be liable to the Executive for any amounts not paid as a result of the operation of this provision.

(b)

Determination. All determinations required to be made pursuant to this Section shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the “Accounting Firm”), which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Company or the Executive that a Transaction Payment will be made, or such earlier time as is requested by the Company. Notwithstanding the foregoing, in the event (i) the Board shall determine that the Accounting Firm is precluded from performing such services under applicable auditor independence rules; or (ii) the Audit Committee of the Board determines that it does not want the Accounting Firm to perform such services because of auditor independence concerns; or (iii) the Accounting Firm is serving as accountant or auditor for the Person(s) effecting a Change in Control, the Board shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees, costs, and expenses (including, but not limited to, the costs of retaining experts) of the Accounting Firm shall be borne by the Company.  If Transaction Payments are reduced as described in subsection (a) above or the Accounting Firm determines that no Excise Tax is payable by the Executive without a reduction in the Transaction Payment, the Accounting Firm shall provide detailed calculations and a written  opinion to the Executive to the effect that the Executive is not required to report any Excise Tax on the Executive’s federal income tax return, and that the failure to report the Excise Tax, if any, on the Executive’s applicable federal income tax return will not result in the imposition of a negligence or similar penalty.  Any good faith determinations of the Accounting Firm made hereunder shall be final, binding, and conclusive upon the Company and the Executive.

(c)

Tax Assessment. The Executive agrees to notify the Company in the event of any audit or other proceeding by the Internal Revenue Service (IRS) or any taxing authority in which the IRS or other taxing authority asserts that any Excise Tax should be assessed against the Executive and to cooperate with the Company in contesting any such proposed assessment with respect to such Excise Tax (a “Proposed Assessment”). The Executive agrees not to settle any Proposed Assessment without the consent of the Company. If the Company does not consent to allow the Executive to settle the Proposed Assessment, within thirty (30) days following such demand therefore, the Company shall indemnify and hold harmless the Executive with respect to any additional taxes, interest, and/or penalties that the Executive is required to pay by reason of the delay in finally resolving the Executive’s tax liability (such indemnification to be made as soon as practicable, but in no event later than the end of the calendar year following the calendar year in which the Executive makes such remittance).